Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements of Ameresco, Inc. and Subsidiaries (“the Company”) on Form S-8 (File No. 333-169100 and File No. 333-174507) of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated July 20, 2010, relating to the consolidated financial statements of the Company for the year ending December 31, 2009, which appears in the Annual Report of the Company on Form 10-K for the year ended December 31, 2011.
/s/ Caturano and Company, Inc.
Boston, Massachusetts
March 15, 2012